Exhibit 99.1

ISSUE RELEASE:	INVESTOR CONTACT:	Trina Schurman
May 5, 2020 at 3:15 PM PDT		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
(206) 303-3030

Nordstrom Provides COVID-19 Business Update
SEATTLE - May 5, 2020 - Nordstrom, Inc. (NYSE: JWN) shared today additional actions the retailer is taking to increase flexibility and agility in serving customers and position the business for the long-term. Nordstrom’s market strategy enables customers to shop seamlessly across multiple touchpoints including its two brands Nordstrom and Nordstrom Rack, in stores and online. In general, more than half of Nordstrom’s store sales involve an online journey and a third of online sales involve a store experience.
“We’ve been investing in our digital and physical capabilities to keep pace with rapidly changing customer expectations. The impact of COVID-19 is only accelerating the importance of these capabilities in serving customers,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc. “More than ever, we need to work with flexibility and speed. Our market strategy helps with both, bringing inventory closer to where customers live and work, allowing us to use our stores as fulfillment centers to get products to customers faster, and connecting digital and physical experiences with services like curbside pickup and returns.”
To meet accelerating changes in customer expectations, the Company is taking actions to strengthen its business for the long-term. Based on the needs of each market, the Company plans to permanently close 16 full-line stores. The Company will incur non-cash impairment charges associated with these closures.
Nordstrom is also restructuring its regions, support roles and corporate organization for greater speed and flexibility. This restructuring is expected to result in expense savings of approximately $150 million, or 30 percent of the Company’s previously announced plans for net cash reductions of more than $500 million in operating expenses, capital expenditures and working capital. These actions, combined with its initial savings plan of $200 to $250 million, represent a reduction in non-occupancy related overhead expenses of approximately 20 percent.
Nordstrom stores continue to be a core part of the business. With stores being temporarily closed since March 17, Nordstrom plans to reopen stores in a phased, market-by-market approach where allowed by local authorities and with the health and safety of employees, customers and communities as a priority. Given this phased approach, the Company is shifting its Anniversary Sale event from July into August.

As it re-opens stores, Nordstrom is making the following updates to help keep customers and employees safe and healthy:

•	Conducting health screenings for employees

•	Providing face coverings for employees and customers

•	Taking steps to allow for social distancing of six feet or more, including limiting the number of customers and employees in the store

•	Increasing cleaning and sanitization

•	Modifying the fitting room experience

•	Continuing to offer contactless curbside services at full-line stores

•	Altering hours of operation

•	Pausing or adapting high-touch services and customer events

•	Keeping tried on or returned merchandise off the salesfloor for a period of time
Throughout the crisis, Nordstrom continues serving customers through its scaled e-commerce business, representing one-third of 2019 sales, including a robust off-price online business that exceeds $1 billion. While stores are temporarily closed, the Company is generating solid online traffic and conversion and clearing excess inventory through increased marketing and promotional efforts.
The Company’s store fulfillment capabilities are an important way to leverage inventory and bring greater selection to customers in its markets. Beginning in mid-April, the Company added these capabilities at Nordstrom Rack stores, which enabled store fulfillment throughout Nordstrom’s entire fleet of stores. More than half of Nordstrom.com orders are currently fulfilled from full-line stores, and 25 percent of Nordstromrack.com and HauteLook.com orders are now fulfilled by Nordstrom Rack stores. Nordstrom recently launched its dedicated e-commerce site to serve customers in Canada, with all online sales fulfilled from the six full-line stores there.
The Company is on track to deliver on its savings plans and continues to pursue further efficiencies across the organization while investing in technology and supply chain capabilities. Additional updates will be provided during its first quarter earnings call.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 378 stores in 40 states, including 116 full-line stores in the United States, Canada and Puerto Rico; 247 Nordstrom Rack stores; three Jeffrey boutiques; two clearance stores; five Trunk Club clubhouses; and five Nordstrom Local service hubs. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com, HauteLook.com and TrunkClub.com. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

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